As filed with the Securities and Exchange Commission on June 16, 1998
                          Registration No. 333

                   SECURITIES AND EXCHANGE COMMISSION
                                FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                   NETTER DIGITAL ENTERTAINMENT, INC
          (Exact name of registrant as specified in its charter)
                                Delaware
         (State or other jurisdiction of incorporation or organization)
                                95-3392054
                   (I.R.S. Employer Identification No.)

                         5125 Lankershim Boulevard
                     North Hollywood, California 91601
                              (818) 753-1990
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              Douglas Netter, President and Chief Executive Officer
                       Netter Digital Entertainment, Inc.
                           5125 Lankershim Boulevard
                       North Hollywood, California 91601
                                (818) 753-1990
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:
                            Kenneth A. Luer, Esq.
                          Ervin, Cohen & Jessup LLP
                       9401 Wilshire Boulevard, 9th Floor
                        Beverly Hills, California  90212
                                 (310) 273-6333


     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                     CALCULATION OF REGISTRATION FEE

  Title of each class                   Proposed maximum  Proposed maximum
     of securities     Amount to be         offering          aggregate         Amount of
   to be registered     registered       price per unit    offering price   registration fee
  -------------------  ------------     ----------------  ----------------  ----------------
  Common stock (1)     2,223,221 shares     $3.50 (2)      $7,781,274 (2)        $2,296
  Common Stock (3)       129,000 shares     $6.00 (8)        $774,000 (8)          $228
  Common Stock (4)        14,145 shares    $10.80 (8)        $152,766 (8)           $45
  Common Stock (5)       155,577 shares     $3.50 (2)        $544,520 (2)          $161
  Common Stock (6)       365,000 shares     $7.50 (7)      $1,877,500 (7)          $554
                       ------------                        ----------            ------
    Total              2,886,943 shares                   $11,130,060            $3,284

(1)  Common Stock to be sold by certain selling stockholders.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). Represents the closing sales price on June 9, 1998.
(3)  Common Stock issuable upon the exercise of certain outstanding warrants.
(4) Common Stock issuable upon conversion of shares of convertible preferred stock underlying certain outstanding warrants.
(5) Common Stock issuable upon conversion of certain outstanding shares of convertible preferred stock.
(6) Common Stock issuable upon the exercise of certain outstanding options to purchase Common Stock.
(7) Outstanding options exercisable at the following prices: 90,000 shares at $3.00 per share; 65,000 shares at $3.50 per share; 15,000 shares at $4.50 per share; 75,000 shares at $5.50 per share; and 120,000 shares at $7.50 per share.
(8)  Calculated pursuant to Rule 457(g)(1).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                    SUBJECT TO COMPLETION DATED JUNE 16, 1998

                               2,886,943  Shares

                       NETTER DIGITAL ENTERTAINMENT, INC.

                                 Common Stock
                               ($.01 par value)

      This Prospectus relates to a shelf registration of an aggregate of 2,886,943 shares (the "Shares") of Common Stock of Netter Digital Entertainment, Inc. (the "Company") which are being offered for sale by certain selling stockholders (the "Selling Stockholders"). The Shares offered hereby include (i) up to 129,000 Shares issuable upon exercise, at an exercise price of $6.00 per share, of certain warrants ("Warrants") granted to the lead underwriter in the Company's November 1995 initial public offering (the "Representative's Warrants"); (ii) 522,221 presently outstanding Shares issued to former shareholders of Videssence, Inc. in connection with its merger with a wholly-owned subsidiary of the Company (the "Videssence
Merger"); (iii) up to 14,145 Shares issuable upon conversion of 4,715 shares of the Company's Series A Cumulative Convertible Preferred Stock, par value $0.001 per share (the "Preferred Stock"), underlying certain Warrants granted to the placement agent in the Company's October 1996 private placement (the
"Placement Agent's Warrants"); (iv) up to 155,577 Shares issuable upon conversion of 51,859 shares of Preferred Stock issued in the Company's October 1996 private placement; (v) up to 10,000 Shares issued in consideration of legal services provided by the Company's former counsel; (vi) 110,000 presently outstanding Shares issued to a former director and acting Chief Financial Officer of the Company; (vii) 1,581,000 presently outstanding
Shares held by the President and CEO of the Company; and (viii) 225,000, 90,000 and 50,000 Shares, respectively, issuable upon exercise of options to purchase Common Stock ("Options") issued to two consultants and to the President of Videssence as part of his employment contract. The exercises prices of, and the number of shares of Common Stock subject to, the Warrants, the Options, and the shares of Preferred Stock are subject to adjustment in certain circumstances. See "Selling Stockholders" and "Plan of Distribution". The Company will not receive any proceeds from the sale of the Shares.

     This Prospectus relates only to resales by the Selling Stockholders of shares of Common Stock presently outstanding or issuable upon the exercise of certain Warrants or Options or the conversion of shares of Preferred
Stock and does not cover sales or transfers of the Warrants, Options, or the shares of Preferred Stock, which may be transferred only in transactions which are registered under, or exempt from the registration provisions of, the Securities Act of 1933, as amended (the "Securities Act"). The Company's Common Stock is listed in the NASDAQ Small Cap Market under the symbol "NETT". On June 9, 1998, the last sale price of the Common Stock as reported by NASDAQ was $3.50 per share.

                 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                          SEE "RISK FACTORS" ON PAGE 4.
                                 _______________

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
                THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                  SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                     EXCHANGE COMMISSION OR ANY STATE SECURITIES
                        COMMISSION PASSED UPON THE ACCURACY OR
                           ADEQUACY OF THIS PROSPECTUS.  ANY
                             REPRESENTATION TO THE CONTRARY
                                 IS A CRIMINAL OFFENSE.

                                  _______________

     The Shares generally may be offered for sale from time to time by the Selling Stockholders on the NASDAQ Small Cap Market, in ordinary brokerage transactions at market prices prevailing at the time of sale or in negotiated transactions at prices related to prevailing market prices. Brokers or dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated prior to the sale. Any brokers or dealers participating in the offering of any such shares may be deemed to be "underwriters" within the meaning of the Securities Act, and the compensation received by them may be deemed to be underwriting commissions or discounts. Substantially all of the expenses of this offering, estimated at approximately $10,000, will be paid by the Company. See "Selling Stockholders" and "Plan of Distribution".

                 The date of this Prospectus is            , 1998.

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material can be obtained from the Public Reference section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and on the World Wide Web at the Commission's Web site located at "http://www.sec.gov". The Company's Common Stock is traded on the NASDAQ Small Cap Market, and such reports and other information also can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement under the Securities Act, with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. Any interested parties may inspect the registration statement, without charge, at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and any interested parties may obtain copies of all or any part of the registration statement from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by the Company with the Commission are incorporated by reference into this Prospectus:

     1. The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997.

     2. All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since June 30, 1997, including the Company's Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1997, December 31, 1997, and March 31, 1998.

     3. The description of the Company's Common Stock contained in its Registration Statement pursuant to Section 12 of the Exchange Act, as amended from time to time.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any and all documents incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed to Corporate Secretary, Netter Digital Entertainment, Inc., 5125 Lankershim Boulevard, North Hollywood, California 91601, or made by telephone at (818) 753-1990.


                              THE COMPANY

     The Company is engaged in three primary business activities: (i) the acquisition, development and production of television series, made-for-television movies, documentaries, theatrical motion pictures, theme park attractions and multimedia products (collectively and individually referred to as the "Productions" or "Projects"), (ii) providing digital media production services to outside clients, and (iii) manufacturing and distributing media lighting products which incorporate its patented SRGB(tm) lighting technology.

     Entertainment Production. The Company specializes in combining live action film production with computer graphics and other digital imaging in the creation of dramatic series, documentaries, and children's programming, utilizing state-of-the-art entertainment production technology. The Company's general practice has been to sell or license its Productions under a production contract with a major entertainment studio or distributor who is responsible for the production costs of the Production. Since its November 1995 initial public offering (the "IPO"), the Company has increased the number of Projects it has in development for sale to the major studios and distributors. The Company's unique, vertically integrated digital production process which closely links live-action film production with computer graphics production and digital post-production, is well suited to attract state-of-the-art creative projects that can be produced efficiently while being digitally pre-purposed for various multimedia software platforms. Since 1993, the Company, through its 51%-owned subsidiary, Babylonian Productions, Inc., has been producing the award winning television series, "Babylon 5," in association with its creator, J. Michael Straczynski, for Warner Bros. Prime Time Entertainment Network ("PTEN"). The Company has recently finished producing the fifth season of 22 one-hour episodes of "Babylon 5", which is currently airing on Turner Network Television ("TNT"). In addition, the Company and Mr. Straczynski have already produced two full-length "Babylon 5" television movies and recently started production on two additional such movies. The Company also recently announced the production of a new television series, "Crusade," through Babylonian Productions, Inc.. TNT has purchased twenty-two episodes of the series, which will begin in January 1999.

     Computer Animation and Visual Effects Production Services. As an outgrowth of its traditional core business of developing and producing media Productions, the Company formed the Netter Digital Technologies division in the fourth quarter of fiscal 1997 to market computer graphics and digital post-production
services to outside clients.    In support of its own Productions, the Company
has developed significant expertise in computer graphics production, digital post-production and various other digital imaging techniques. The quality and popularity of the Company's productions has created industry-wide recognition of its creative and technical skills in these areas, and the Company's Netter Digital Technologies division attempts to market the
Company's expertise to outside clients.   As the mechanism for orchestrating
the integration of outside service work with the Company's own current in-house productions was new, the Company started with a small number of jobs in different segments of the market. During this phase, the Company provided visual effects and post-production work in the feature film, industrial/corporate video, and television commercial segments. The Company is currently providing visual effects services on three film projects for two major film studios. Furthermore, the Company is in final contract negotiations on two new major projects to span fiscal 1999.

     Videssence Lighting Products. In January, 1997, the Company acquired Videssence, Inc. through the Videssence Merger. The Company's Videssence subsidiary manufactures and distributes media lighting products which are used for the illumination of studios, stages and other production environments, including on-location shooting, in the sound stage, motion picture, theater and theme park industries as well as in the video conferencing, distant learning, and pre-press digital photography markets. The Company's high-tech fluorescent lights consume significantly less electricity than traditional incandescent production lighting products. Additionally, they generate light without the higher level of heat that traditional incandescent production lighting products generate. As a result, they are much more comfortable for the talent working under them. The Company markets its lighting products in the USA and internationally through a network of distributors, dealers, and direct sales staff, which staff it reorganized after the Videssence Merger. The Company's Studio 2000 product line has generated the majority of the Company's sales to date and was designed primarily for television studio news rooms. To date, the products have been installed in over 400 news studios around the world including CNN, ABC World News Tonight With Peter Jennings, CBS and affiliates, NBC and affiliates, the BBC, China Central Television (CCTV) and numerous other prominent news broadcasters. Videssence has recently introduced new products which have been developed for the film production markets and has begun actively marketing these products.

     The Company, formerly "Rattlesnake Productions, Inc.," was organized in 1979 as a California corporation. In September 1995, the Company changed its state of incorporation to Delaware and, as part of the reincorporation, changed its name to "Netter Digital Entertainment, Inc." The Company's principal executive offices are located at 5125 Lankershim Boulevard, North Hollywood, California 91601, and its telephone number is (818) 753-1990.


                               	RISK FACTORS

     In addition to the other information contained in or incorporated by reference into this Prospectus, prospective investors should carefully consider the following factors relating to the business of the Company in evaluating an investment in the Common Stock.

Dependence on Revenues from Limited Sources

     For the fiscal years ended June 30, 1997, 1996, and 1995, the "Babylon 5" television series generated approximately 91%, 82%, and 98%, respectively, of the revenues of the Company. Although commitments for full financing of the "Babylon 5" series through the end of the fifth season of production have been received and TNT has purchased twenty-two episodes of the new "Crusade" series which will span fiscal year 1999, it is not unusual in the television industry that a television series not be renewed for an additional season. Accordingly, there can be no assurances that "Crusade" will be renewed for any additional seasons. The Company will continue to be dependent upon revenues from this source in the immediate future. The Company anticipates revenue from both its computer animation and visual effects production services and its Videssence subsidiary will supplement the revenue of its production activities. If "Crusade" is not renewed for a second season and the Company is unable to obtain production contracts for new Properties, the Company's financial condition and operations could be materially adversely affected.

Dependence on New Production Contracts and Distribution or Syndication Arrangements

     The Company has a contract with Warner Bros./PTEN to produce a fifth season of "Babylon 5." The Company also recently announced the production of a new television series, "Crusade," for which TNT has purchased twenty-two episodes. The Company is in final contract negotiations on two new projects which will span fiscal 1999. The Company is currently developing numerous other
Properties and intends to identify, acquire the rights to and develop additional Properties for which it intends to seek production contracts and distribution rights in the future. The Company does not presently have financing, production or distribution commitments for any other Properties in development. Since there can be no assurances that "Crusade" will be renewed for additional seasons, the Company's future revenues and growth depend on the Company's ability to enter into new production contracts or favorable distribution or syndication arrangements for its future projects. There can be no assurances that the Company will be able to enter into production contracts or arrange for favorable syndication arrangements for any of its future projects. Moreover, there can be no assurances that, even if the Company does enter into a production contract or favorable distribution or syndication arrangement for any of its future projects, such produced projects will generate any significant revenue for the Company.

Dependence on New Properties and Broader Rights

     The Company's future growth will be dependent on its ability to identify, acquire the rights to, and develop quality Properties which can be produced and sold at acceptable profit margins. It will also be dependent on the Company's ability to negotiate producers fees and production contracts with margins that cover overhead and generate a profit. There can be no assurance that the Company will be successful in identifying, acquiring the rights to, and developing quality Properties that will be successfully produced and distributed. A failure to develop new Properties would have an adverse impact on the Company's future performance.

Possible Loss of Project Development Costs

     Although the Company has previously participated in creating and producing many Projects, the Company has had to forego retaining equity and control of distribution rights in return for the total funding of its productions. To increase equity positions in projects, the Company, prior to production, may be required to make larger financial commitments for development and have the risk of loss of the development costs if a Property is not sold or produced. To date, the Company has not been required to make a material financial commitment for the development of any one project, however, it is possible the Company could make a material financial commitment to purchase the exploitation rights to the development of future projects. There can be no assurances, however, that the Company will be able to recover all development costs or maintain significant equity positions or distribution rights in these productions.

Labor Considerations in the Entertainment Industry

     The cost of producing and distributing entertainment programming has increased substantially in recent years due to, among other things, the increasing demands of creative talent and industry-wide collective bargaining agreements. Most scriptwriters, performers, directors and technical personnel who will be involved in the Company's productions are members of guilds or unions that bargain collectively on an industry-wide basis from time to time.
In August 1995, members of the Company's production crew conducted a strike in conjunction with the International Alliance of Theatrical Stage Employees and Moving Picture Technicians, Artists and Allied Crafts of the United States and

Canada, disrupting production of "Babylon 5" for approximately three working days. While this strike was settled quickly and with little financial impact to the Company, action by these guilds or other unions can significantly disrupt production and have a material adverse effect on the Company.

Recent Videssence Operating Results

     For the nine months ended March 31, 1998, the Company recorded an operating loss of approximately $178,000 from its Videssence activities, primarily due to lower than expected sales of Videssence products. For the quarter ended
March 31, 1998, the Company recorded operating income of $24,000 from its Videssence operation, which improvement can be attributed to the Company's recently implemented cost-cutting measures and the sales of items from Videssence's newly completed product line.

Market Acceptance of New Videssence Products

     The Company's Videssence subsidiary has introduced a product line for sale in the film production and location lighting market. It has also begun to sell new products in the video conference/distant learning market. The success and growth of the Videssence subsidiary will depend, in part, upon the acceptance of these products by customers in these markets. There can be no assurance that the Company will achieve market acceptance for one or more of its products in these various markets and the failure to achieve such acceptance could have a material adverse effect on the plans for growth of the Videssence subsidiary.

Dependence on Key Personnel

     The Company is dependent upon the services of its President and CEO, Douglas Netter; its Executive Vice President, John Copeland; its Chief Operating Officer, Thomas L. Jorgenson; and Videssence's President, Paul Costa. While the Company has entered into employment agreements with Mr. Netter and Mr. Copeland for five years commencing in September 1995, the loss of the services of Mr. Netter or Mr. Copeland, particularly due to their production expertise and the importance of personal contacts in the entertainment industry, would have a material adverse effect upon the Company's business.
The Company has obtained $1,000,000 in key man life insurance for each of Mr. Netter and Mr. Copeland. Similarly, the loss of services of Mr. Jorgenson, who manages the business operations of the Company, would have a material adverse effect upon the Company's business. While the Company has entered into a five year employment agreement with Mr. Costa commencing December 1996, the loss of the services of' Mr. Costa, particularly given his technical knowledge and intimate knowledge of and contacts within the studio and sound stage market, would have a material adverse effect upon the Company's business.

Percentage of Producer Fees And Profits Allocated to a Key Individual

     Effective from November 1995, the Company has paid to certain key individuals percentages of the producer fees earned by the Company. Currently, Mr. Copeland receives 25% of the producer fees earned by the Company for his services rendered in that capacity for each production up to a maximum cap, including his base salary, of $200,000. In addition, Mr. Copeland is entitled to a bonus equal to 2% of the Company's pre-tax earnings in each year of his contract. The compensation package for Mr. Copeland may be revised from time to time in the reasonable discretion of the Compensation Committee. Payment of this producer fee and bonus will reduce the Company's earnings per share and could adversely affect the prevailing market price for the Common Stock.

Competition

     Competition in the entertainment industry is intense since there are numerous suppliers of product. In the television production business, the Company will compete for the acquisition of artistic properties and the services of creative and technical personnel with major entertainment companies that are engaged in the production of television programming, movies and multimedia products, as well as a large number of independent production companies. The Company will also be competing for available production financing and favorable distribution and/or syndication arrangements, and for the public's interest in, and acceptance of, its creative products. The Company believes that it has established a niche as a producer and provider of television content and programming which combines live action with computer graphics, primarily in the science fiction, documentary and family entertainment areas. However, as the Company attempts to expand its product base, it expects to face greater competition from larger, better financed and more experienced entities. In addition, if the Company begins to compete in ancillary markets, including merchandising, home video, electronic game, book, multimedia, and other entertainment-based software markets, as it intends, it will face greater and more intense competition with other entertainment companies already established in these markets. There can be no assurance that the Company will be able to compete successfully in these markets.

     The media lighting industry is also highly competitive. The Company's Videssence subsidiary competes with manufacturers of traditional incandescent lighting and with other manufacturers of high-speed fluorescent lighting.
There is a well established incandescent end-user community that is unfamiliar with the Company's technology and relies primarily on incandescent lighting product suppliers, including: Mole Richardson, Desisti, Aniflex, LTM and Strand. Of these five companies, Desisti has entered into SRGB trademark licensing arrangement with Videssence, neither of which have generated significant revenues for the Company. To the extent the end-user selects high-speed fluorescence as a lighting method, the Company has three primary competitors:
Kinoflo, Balcar and LightTech. Balcar and LightTech are manufacturing products using technology licensed from the Company, none of which have produced significant revenues for Videssence. Kinoflo does not presently license the Company's technology and in our core market of television, does not infringe on patent or intellectual properties. Kinoflo has built a substantial market position in the film/location lighting market and has begun marketing studio lighting with luminescent technology to compete with the Company in the media lighting market. The Company also competes directly with Kinoflo in the film/location lighting industry; Kinoflo is the industry leader in supplying high frequency fluorescent lighting products to this market. There can be no assurances that Videssence will compete successfully with Kinoflo. The Company also expects competition for its products in the video conference and digital photography lighting markets. The Company's management expects the major lighting companies which have not yet entered into the luminescent lighting market to enter into the competition as the market share for luminescent lighting increases and incandescent sales begin to falter from the increasing cost of electrical energy.

Unpredictability of Entertainment Industry

     The entertainment industry is highly speculative and historically has involved a substantial degree of risk. Audience appeal and profitability depend upon factors which cannot be ascertained reliably in advance and over which the Company may have no or very limited control, including, among other things, unpredictable critical reviews and changeable public tastes. Furthermore, even a production involving highly experienced and respected talent may not, necessarily, be successful. The ultimate profitability to the Company of Properties and ventures in which it has or may acquire an interest will depend upon many factors including those over which the Company will have little or no control.

Variability of Quarterly Results

     The Company typically arranges for a studio, network or distributor to fund the production costs of its Projects, while retaining a back-end producer's profit participation. Under these arrangements, revenues are recognized when earned (typically upon receipt) and associated costs are recognized when incurred. Therefore, the Company's operating results may fluctuate significantly from quarter to quarter depending on the timing of such costs and revenues. Accordingly, year-to-year comparisons of quarterly results may not be meaningful and quarterly results during the course of a year may not be indicative of the results that may be expected for the entire year.

Dependence on Continuing Relationship with Mr. Straczynski

  The Company relies on a continuing working relationship with Mr. Straczynski, the creator of "Babylon 5" and the 49% owner of Babylonian Productions, Inc., for the production of "Babylon 5" and "Crusade." The Company also has collaborated with Mr. Straczynski on five other projects, including four "Babylon 5" made-for-television movies, two of which are currently being produced. The Company is dependent, in part, on sustaining its working relationship with Mr. Straczynski both through the continued production of "Babylon 5" and "Crusade" and the further development of those new projects presently in development or production.

Protection of Proprietary Rights

     Although the Company plans to take what management believes are appropriate and reasonable measures to secure, protect and maintain or obtain agreements to secure, protect and maintain copyright and other protections for all of its Properties and proprietary technologies under the laws of certain selected jurisdictions, no assurance can be given that it will be successful in implementing these actions or that others will not infringe upon the Company's proprietary rights, in which event the Company may not have sufficient resources to enforce or defend these rights. Consequently, investors should not rely on the value of the patents or trademarks in making an investment decision in the Company. The Company owns four United States patents pertaining to SRGB(tm) technology or fixture design used in Videssence's products. One of these, Patent Number 5,012,396 (the "396 Patent"), issued in 1993 and expiring in 2010, identifies the relationship between SRGB(tm) light and a video camera. The 396 patent has twice been the subject of litigation between Videssence and its competitors, both resulting in settlements in which Videssence issued licenses to the other party. The Company has several patent applications and patents pending on a number of new inventions. There can be no assurances patents will be granted for any of these inventions, however. Although the Company sells its media lighting products internationally, the Company has no patents or patent applications pending outside the United States and is unlikely to obtain international patent protection on its existing patents.

Control by Management

     Douglas Netter, the Company's President, and Paul Costa, a director of the Company and president of its Videssence subsidiary, currently own approximately 47.66% and 10.86%, respectively, of the outstanding shares of the Company's Common Stock assuming (a) the Outstanding Warrants and Options (defined below) are not exercised and (b) the outstanding shares of Preferred Stock are not converted to Common Stock. Accordingly, the Company's President and one of its directors together are and will be able to control the Company, elect a majority of the Company's directors, increase the authorized capital, dissolve, merge or sell the assets of the Company and generally direct the affairs of the Company.

Stock Issuable Pursuant to Outstanding Warrants, Options, and Preferred Stock

     Certain affiliates and employees of W. J. Gallagher & Company, Inc. ("W.J. Gallagher") currently hold the Placement Agent's Warrants, which may be exercised to purchase up to 4,715 shares of Preferred Stock at a price of $10.80 per share. The Company also has reserved Options to purchase up to 500,000 shares of Common Stock pursuant to the 1995 Stock Option Plan (the "Option Plan"). To date, the Company has granted 463,000 Options to its directors, employees and consultants under the Option Plan. Under the 1997 Incentive Stock Option Plan and the 1997 Directors' Stock Option Plan, the Company has reserved for Options to purchase up to 600,000 and 350,000 shares of Common Stock, respectively, none of which have been granted. There are issued and outstanding Warrants to purchase up to 50,000 shares of Common
Stock at $4.00 per share granted to a bridge lender of the Company prior to the IPO in November 1995. There are issued and outstanding warrants to purchase up to 494,500 shares of Common Stock, exercisable at $6.50 per share, which were sold in the IPO (the "IPO Warrants"). Also issued in the IPO and presently outstanding are 129,000 Representative's Warrants to purchase either shares of Common Stock at $6.00 per share or IPO Warrants at $0.012 per IPO Warrant which are now held by W.B. McKee Securities, Inc. ("W.B. McKee Securities") and certain of its affiliates and employees. In addition, 51,859 shares of Preferred Stock are convertible at any time by their holders into shares of Common Stock, at a conversion ratio of three shares of Common Stock for each share of Preferred Stock. The Company has also issued 365,000 options to purchase shares of Common Stock to two consultants and the President of its Videssence subsidiary. The number of shares issuable upon the exercise or conversion, respectively, of the foregoing Warrants and Options and Preferred Stock are subject to customary antidilution adjustments.

     Under the terms of the Placement Agent's Warrants, the IPO Warrants, and the Representative's Warrants (collectively the "Outstanding Warrants"), and the Options, the holders are given the opportunity to profit from a rise in the market price of the Common Stock, and their exercise may dilute the book value per share of the Common Stock. In addition, because the shares of Preferred Stock are convertible into Common Stock, the holders of such shares are given the opportunity to profit from a rise in the market price of the Common Stock, and the conversion of the shares may dilute the book value per share of the Common Stock. The existence of the Outstanding Warrants, the Options, and the outstanding shares of Preferred Stock may adversely affect the terms on which the Company may obtain additional equity financing. Moreover, the holders are likely to exercise their Outstanding Warrants and Options at a time when the Company would otherwise be able to obtain capital on terms more favorable than would be obtained through the exercise of such Outstanding Warrants and Options.

Shares Eligible for Future Sale

     There are presently 3,334,405 shares of Common Stock outstanding (assuming no exercise of the Outstanding Warrants and Options). Of the 3,334,405 shares outstanding, 1,099,455 shares of Common Stock are registered and traded in the public market. The remaining 2,234,950 shares of Common Stock currently outstanding are "restricted securities" as that term is defined in Rule 144 under the Securities Act, and under certain circumstances may be sold without registration pursuant to that rule; 2,223,221 of such shares are included within the Registration Statement on Form S-3 accompanying this Prospectus (the "Registration Statement") and, accordingly, upon effectiveness of the Registration Statement will be freely tradeable. Further, the shares of Common Stock issuable upon exercise of various Options and Warrants and upon conversion of the shares of Preferred Stock (as described above under "Stock Issuable Pursuant to Outstanding Warrants, Options and Preferred Stock") have been registered under the Securities Act or are being registered under the Act pursuant to the Registration Statement and, accordingly, are or, upon effectiveness of the Registration Statement will be, freely tradeable.
No prediction can be made as to the effect if any, that sales of shares of

Common Stock or the availability of such shares for sale will have on the market prices prevailing at that time. Nevertheless, the possibility that a substantial number of shares of Common Stock may be offered or sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the stockholders' ability to sell the Company's Common Stock, or the Company's ability to raise capital through the sale of its equity securities.

Limitations on Liability of Directors

     The Company's Certificate of Incorporation substantially limits the liability of the Company's directors to the Company and its stockholders for breach of fiduciary or other duties to the Company.

Absence of Dividends on Common Stock

     The Company has never paid any cash dividend on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future. Instead, the Company intends to apply any earnings to the expansion and development of its business.

                             	USE OF PROCEEDS

     As the Shares offered by this Prospectus are being sold for the account of selling stockholders other than the Company, the Company will not receive any of the net proceeds from the sale of such Shares.


                            	SELLING STOCKHOLDERS

     The 2,886,943 Shares offered by this Prospectus are being sold for the account of the Selling Stockholders as follows: (i) certain affiliates and employees of W.B. McKee Securities may sell up to 129,000 shares of the Company's Common Stock which they may obtain upon exercise of the Representative's Warrants, (ii) certain affiliates and employees of W.J. Gallagher may sell up to 14,145 shares of the Company's Common Stock which they may obtain upon conversion of the 4,715 shares of Preferred Stock underlying the Placement Agent's Warrants, (iii) Luce, Forward, Hamilton & Scripps LLP, the Company's former outside legal counsel, may sell up to 10,000 shares of the Company's Common Stock, (iv) certain former shareholders of Videssence, Inc.
may sell up to 522,221 shares of the Company's Common Stock which they obtained in connection with the Videssence Merger, (v) certain holders of shares of Preferred Stock may sell up to 155,577 shares of the Company's Common Stock which they may obtain upon conversion of the 51,859 shares of Preferred Stock held by them, (vi) Mr. Talbot may sell up to 110,000 shares of the Company's Common Stock; (vii) Mr. Netter may sell up to 1,581,000 shares of the Company's Common Stock; and (viii) H.D. Brous, Mr. Costa, and Martin E. Janis may sell up to 225,000, 90,000, and 50,000 shares, respectively, of the Company's Common Stock which they may obtain upon the exercise of Options held by such persons.

     The shares of Common Stock being sold by Luce, Forward, Hamilton & Scripps LLP were issued in June 1997 as partial compensation for legal services provided by such firm to the Company. The shares of Common Stock being sold by certain former shareholders of Videssence, Inc. were issued in connection with the Videssence Merger in January 1997. The Representative's Warrants were issued as part of the commissions payable by the Company to certain affiliates and employees of W.B. McKee Securities in connection with the IPO. The Placement Agent's Warrants were issued to certain affiliates and employees of W.J. Gallagher as part of the commissions and finder's fees payable by the Company in connection with the October 1996 placement of shares of Preferred Stock (the "Preferred Stock Placement"). The holders of Preferred Stock obtained such shares in connection with the Preferred Stock Placement in

October 1996. The shares of Common Stock held by Mr. Netter were issued in connection with the initial organization of the Company and in all cases prior to the Company's IPO in November 1995. The shares of Common Stock being sold by Mr. Talbot were issued in connection with the exercise of an option agreement relating to an employment agreement.
Mr. Costa obtained the respective Options held by him by the terms of a stock option agreement. Martin E. Janis and H.D. Brous obtained the options held by them by the terms of letter agreements with the Company regarding consulting services.

     The following table sets forth certain information, as of June 9,1998, with respect to each of the Selling Stockholders. Other than Mr. Netter , the President and CEO of the Company, Mr. Costa, a director of the Company and the President of its Videssence subsidiary, and Geoffrey Talbot, formerly a Director and acting Chief Financial Officer of the Company, none of the Selling Stockholders is, or within the past three years has been, a director or officer of the Company. W. B. McKee Securities acted as the underwriter in the IPO. W.J. Gallagher acted as the Company's placement agent in the Preferred Stock Placement. Luce, Forward, Hamilton & Scripps, LLP, the Company's former outside general counsel, is also a Selling Stockholder.


                            Beneficial ownership            Beneficial ownership
                            prior to offering (1)            after offering (1)
                            ---------------------           --------------------
                                                   Number
                               Number   Percent   of shares    Number   Percent
Name                         of shares of class  to be sold  of shares of class
--------------------------   --------- --------  ----------  --------- --------
Jack Chow (2)                   3,300       *       3,300         -          *
Evelyn Barnes (2)               6,600       *       6,600         -          *
John & Evelyn Burton (2)        3,300       *       3,300         -          *
Oran Laymon and Myrtle
 Laymon TTEES FBO Laymon
 Family Trust DTD 9/26/86(2)    3,300       *       3,300          -         *
Jonathon Pollock (2)            3,300       *       3,300          -         *
Jessie Wolf TTEE Jessie
 Wolf Revocable Living
 Trust DTD 8/29/89 (2)          3,300       *       3,300          -         *
Alta E. Callender (2)           3,300       *       3,300          -         *
Gloria Jansse (2)               3,300       *       3,300          -         *
NTA Partners Attn:
 Ben Schulman (2)               3,300       *       3,300          -         *
Pamela McCarthy The
 Washburn Irrevocable
 Trust DTD 7/22/94 (2)          3,300       *       3,300          -         *
Pamela McCarthy The
 Washburn Irrevocable
 Trust DTD 7/22/94 (2)          3,300       *       3,300          -         *
Rob R. Pope & Patricia
 M. Pope TTES UTD 9/27/90
 FBO The Pope Trust (2)         3,300       *       3,300          -         *
Lucille A. Long & Suzanne
 M. Hall TTEES UTD 2/20/74
 FBO Leonard C. & Lucille
 Long Fam. Tr.(2)               3,300       *       3,300          -         *
Terry A. Zimmerman Trustee,
UTA Dated 9/4/90 (2)            3,300       *       3,300          -         *
Weasoo Radnoti (2)              3,300       *       3,300          -         *
Norbert Blank (2)               1,650       *       1,650          -         *
Graham Rael-Brook (2)           3,300       *       3,300          -         *
Jennie Sacco (2)                3,300       *       3,300          -         *
Joseph J. Pratt (2)             1,650       *       1,650          -         *
Resources Trust Company
 for the Account of Theodore
 Crichton IRA
 Acct # 1-222125281 (2)         5,610       *       5,610          -         *

Killian Family Trust
 Arthur E. Killian TTEE/
 Sandra Killian TTEE (2)        3,300       *       3,300          -         *
David L. Simon, Shirley D.
 Simon & Adam F. Simon(2)       3,300       *       3,300          -         *
Chizuko Suda (2)                3,300       *       3,300          -         *
Salvatore Cracchiolo (2)        1,650       *       1,650          -         *
Gail Gitelson, TTEE FBO
 Gail Gitelson Trust (2)        3,300       *       3,300          -         *
Salvatore Russo (2)             1,650       *       1,650          -         *
Norman Sapoznik (2)             3,300       *       3,300          -         *
Maxine Dieu (2)                 3,300       *       3,300          -         *
Doris E. Turpin (2)             3,300       *       3,300          -         *
Rosemary Haffner (2)            3,300       *       3,300          -         *
Robert & Jean M.
 Hatfield (2)                   3,300       *       3,300          -         *
Perfectdata Corp.(2)            3,300       *       3,300          -         *
Michael N. Nordahl (2)          3,300       *       3,300          -         *
Arif M. Siddiq &
 Zarina M. Arif (2)             9,900       *       9,900          -         *
Einer Thuesen (2)               3,300       *       3,300          -         *
Howard Vanen (2)                1,650       *       1,650          -         *
Wedbush Morgan Securities
 SEP IRA Account of
 Donna Walburg (2)              1,650       *       1,650          -         *
Edward Kastelanch (2)           3,300       *       3,300          -         *
Herbert F. Woods and
 Joan E. Woods (2)              3,300       *       3,300          -         *
Gustaaf A. Rooze (2)           16,500       *      16,500          -         *
Elmer H. Naugle (2)             8,067       *       8,067          -         *
Paul Costa (3)(10)            452,134   11.81%    452,134          -         *
Steve Michaelson (3)           60,779    1.82%     60,779          -         *
Bruce Jaffe (3)                 8,162      *        8,162          -         *
Karen Costa (3)                 4,080      *        4,080          -         *
Joseph Costa (3)               10,883      *       10,883          -         *
Del Francis (3)                 8,926      *        8,926          -         *
Barbara Francis (3)             4,080      *        4,080          -         *
Sam Cercone (3)                41,455    1.24%     41,455          -         *
Kathy Katz (3)                  4,307      *        4,307          -         *
Gary Tomsic (3)                 1,360      *        1,360          -         *
Anthony Costa (3)               7,757      *        7,757          -         *
Chris and Angela Carstens (3)   2,721      *        2,721          -         *
Carl and Camela Kube (3)        1,360      *        1,360          -         *
Dave Mjoen (3)                  4,217      *        4,217          -         *
Wheat First Securities
 Cust. Penne N. McKee
 IRA U/A DTD 05/15/97 (4)      51,969    1.54%     33,669      18,300        *
Gary Sherman (4)               12,900      *       12,900          -         *
Jeff Janda (4)                 22,059      *       22,059          -         *
Julie Cincera (4)               2,322      *        2,322          -         *
W. B. McKee
 Securities, Inc. (4)          55,728    1.64%     55,728          -         *
Christopher Nicholson (4)       2,322      *        2,322          -         *
W.J. Gallagher &Co. (5)        14,145      *       14,145          -         *

Luce, Forward, Hamilton
 & Scripps LLP (6)             10,000      *       10,000          -         *
Martin E. Janis &Co. (7)       50,000    1.48%     50,000          -         *
H.D. Brous & Co. (7)          225,000    6.32%    225,000          -         *
Douglas Netter (8)          1,581,000   47.42%  1,581,000          -         *
Geoffrey Talbot (9)           110,000    3.30%    110,000          -         *

_________________
*	   Indicates ownership of less than one percent

(1)	 Based on an aggregate of 3,334,405 shares of Common Stock outstanding as of June 9, 1998 and, with respect to particular persons, shares underlying
     Options and Warrants currently exercisable or exercisable within 60 days and shares underlying convertible Preferred Stock. Information set forth under the heading "Beneficial ownership prior to offering" assumes that all of the Options and Warrants have been exercised.  Information set forth under the heading "Beneficial ownership after offering" assumes that all shares registered hereby on behalf of the Selling Stockholders are sold by the Selling Stockholders, including all of the shares issuable upon the exercise of the Warrants or Options or the conversion of the shares of
     Preferred Stock.
(2) 	Consists of Common Stock issuable upon conversion of shares of Preferred
     Stock issued in connection with the Preferred Stock Placement.
(3) 	Consists of shares issued in connection with the Videssence Merger.
(4)	 Consists of shares issuable upon the exercise of the Representative's
     Warrants.
(5)	 Consists of shares issuable upon conversion of the shares of Preferred
     Stock underlying the Placement Agent's	Warrants.
(6)	 Consists of shares issued to the former legal counsel to the Company.
(7)	 Consists of shares issuable upon the exercise of Options held by such persons.
(8)	 Consists of shares issued to the Company's President and CEO.
(9) 	Consists of shares issued to the Company's former director and acting Chief
     Financial Officer.
(10) Consists of 362,134 shares issued in connection with the Videssence Merger and 90,000 shares issuable upon the exercise of Options held by Mr. Costa
     (of which 36,000 are vested as of June 9, 1998.)

     The Company granted to the Selling Stockholders certain rights with respect to the registration under the Securities Act of the shares of Common Stock which are currently held or may held by such persons, and the Shares offered hereby are being so registered pursuant to the exercise of such registration rights.
In accordance with the terms of such registration rights, the Company will pay substantially all of the expenses of this offering.

     Each of the transactions in which (i) the Shares, (ii) the shares of Preferred Stock convertible into certain of the Shares, (iii) the Warrants which are exercisable into certain of the Shares or into the shares of Preferred Stock convertible into certain of the Shares, or (iv) the Options were issued were negotiated at arms' length, and the Company believes that the terms of such transactions were commercially reasonable in the circumstances.

                          	PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors-in-interest of the Selling Stockholders. Such sales may be made on the NASDAQ Small Cap Market or otherwise, at prices and at terms then prevailing, at prices related to the then current market price or in negotiated transactions. The Shares may be sold by any one or more of the following methods: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(b) purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this Prospectus; and (c) block trades or exchange distributions in accordance with the rules of such exchange. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, and the compensation received by them may be deemed to be underwriting commissions or discounts.

     Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of any Shares covered by this Prospectus, a prospectus supplement, if required, will be distributed which will set forth the name of the participating brokers or dealers, the number of Shares involved, the price at which such Shares were sold and the commissions paid or discounts or concessions allowed to such brokers or dealers. In certain jurisdictions, the Shares may be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

     Under the Exchange Act, any person engaged in a distribution of shares of Common Stock offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock during the applicable "cooling off" period prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Stockholders. The Company will inform each Selling Stockholder in writing that he or she is subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company will inform NASDAQ and each of the Selling Stockholders when the distribution of shares in this offering is completed.

                              	INDEMNIFICATION

     The Company's bylaws require that it indemnify any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, against any liability, judgment, fine, amount paid in settlement, cost and expense (including attorneys' fees) asserted or threatened against and incurred by such person (other than in an action by or in right of the Company) in his capacity as or arising out of his status as a director or officer of the Company or, if serving at the request of the Company, as a director or officer of another corporation, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The Company's bylaws also provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     The Company's bylaws also provide that the Company may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is serving at the request of the Company as a director or officer of another corporation, against any liability incurred by such person in any such capacity, or arising out of his status as such, regardless of whether the Company is empowered to indemnify such person under the provisions of the bylaws. The Company currently maintains such insurance.


     The Company's Certificate of Incorporation (the "Certificate") provides that the Company shall indemnify, to the fullest extent permitted by law, each of its officers, directors, employees and agents.

     Each of the foregoing may include indemnification for liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                               	EXPERTS

     The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended June 30, 1997 have been audited by, and have been so incorporated in reliance upon the report of, Feldman Sherb Ehrlich & Co., P.C. (formerly Feldman Radin & Co., P.C.), independent accountants, given upon the authority of that firm as experts in accounting and auditing.

                             	LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Ervin, Cohen & Jessup, Beverly Hills, California.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.



                      NETTER DIGITAL ENTERTAINMENT, INC.


                               2,886,943 Shares


                                 Common Stock
                               ($.01 par value)


                                  PROSPECTUS





                                       , 1998



                          	TABLE OF CONTENTS
	                                           Page
                 Available Information..... 		2
    Incorporation of Certain Documents
                          by Reference.....	 	2
                           The Company.....  	3
                          Risk Factors.....	 	4
                       Use of Proceeds..... 		10
                  Selling Stockholders..... 	 10
                  Plan of Distribution..... 	 13
                       Indemnification..... 	 14
                               Experts..... 		15
                         Legal Matter	..... 	 15




              	PART II   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses payable by the registrant in connection with the filing of this Form S-3 Registration
Statement:

     Securities and Exchange Commission registration fee......   $3,284.00
     Printing costs...........................................          -
     Legal fees...............................................    5,000.00
     Accounting fees and expenses.............................    1,000.00
     Miscellaneous expenses...................................    1,500.00
                                                                 ---------
     Total....................................................  $10,784.00

Item 15.  Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware (the "GCL") permits a corporation to, and the registrant's bylaws require that it, indemnify any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, against any liability, judgment, fine, amount paid in settlement, cost and expense (including attorneys' fees) asserted or threatened against and incurred by such person (other than in an action by or in right of the corporation) in his capacity as or arising out of his status as a director or officer of the corporation or, if serving at the request of the corporation, as a director or officer of another corporation, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     As permitted under Section 145 of the GCL, the registrant's bylaws also provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     In addition, the indemnification provided by section 145 shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     The bylaws also provide that the registrant may purchase and maintain insurance on behalf of any person who is or was a director or officer of the registrant, or is serving at the request of the registrant as a director or officer of another corporation, against any liability incurred by such person

                                      II-1

in any such capacity, or arising out of his status as such, regardless of whether the registrant is empowered to indemnify such person under the provisions of the bylaws. The Company currently maintains such insurance.

     The Company's Certificate of Incorporation (the "Certificate") provides that the Company shall indemnify, to the fullest extent permitted by law, each of its officers, directors, employees and agents.



ITEM 16.  Exhibits and Financial Statement Schedules

(a)	 Exhibits

     3.1  Certificate of Incorporation of Netter Digital Entertainment, Inc. (1)
     3.2  Bylaws of Netter Digital Entertainment, Inc. (1)
     4.1	 Form of Representative's Warrants, issued to M.B. McKee Securities,
          Inc. (1)
     4.2 	Registration Rights Agreement, dated October 15, 1996, between Netter
          Digital Entertainment, Inc. and W.J. Gallagher & Company, Inc. for
          and on behalf of the purchasers of the Company's Series A Preferred
          Stock as third party beneficiaries. (2)
     4.3 	Registration Rights Agreement, dated December 30, 1996, between
          Netter Digital Entertainment, Inc. and  certain former shareholders of Videssence, Inc. (2)
     4.4 	Registration Rights Agreement, dated December 30, 1996, between
          Netter Digital Entertainment, Inc. and  certain former shareholders of Videssence, Inc. (2)
     4.5 	Registration Rights Agreement, dated May 2, 1997, between Netter
          Digital Entertainment, Inc. and Luce, Forward, Hamilton & Scripps. (2)
     4.6 	Stock Option Agreement, dated September 1, 1997, by and between
          Netter Digital Entertainment, Inc. and H.D. Brous & Co, Inc. (3)
     4.7 	Warrant, dated September 4, 1997, issued to W.J. Gallagher &
          Company. (3)
     4.8 	Letter Agreement, dated October 20, 1997, between Netter Digital
          Entertainment, Inc. and Martin E. Janis & Company, Inc. (4)
     4.9 	Employment Agreement, dated December 31, 1996, by and between Netter
          Digital Entertainment, Inc. and Paul Costa. (3)
     5.1 	Opinion of Ervin, Cohen & Jessup LLP. (2)
    23.1 	Consent of Feldman Sherb Ehrlich & Co., P.C. (formerly Feldman Radin
          & Co., P.C.) (2)
    23.2 	Consent of Ervin, Cohen & Jessup LLP (included in Exhibit 5.1).
    24.1	 Powers of Attorney (set forth on Page II-5).
__________
(1)	Incorporated by reference from the registrant's Registration Statement on
    Form SB-2 (File No. 33-97402-LA) declared effective November 20, 1995.
(2)	Filed herewith.
(3)	Incorporated by reference from the registrant's Form 10-KSB for the year ended June 30, 1997.
(4)	Incorporated by reference from the registrant's Form 10-QSB for the quarter ended September 30, 1997.


ITEM 17.  Undertakings

A.	 The registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) 	To include any prospectus required by section 10(a)(3) of the
               Securities Act of 1933;

                                      II-2

          (ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

         (iii)	To include any material information with respect to the
               plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)	 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	  The registrant hereby undertakes that:

    (1)	 For purposes of determining any liability under the Securities Act of
         1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) 	For purposes of determining any liability under the Securities Act of
         1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

D.	  Insofar as indemnification for liabilities arising under the Securities
     Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and

                                      II-3

     Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
























                                      II-4

                                  	SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Hollywood, State of California, on June 16, 1998.

                                     NETTER DIGITAL ENTERTAINMENT, INC.


                                     By:/s/ Douglas Netter
                                        ---------------------------------
                                        Douglas Netter,	President and
                                        Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Jorgenson and Chad Kalebic, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signatures	         			     Title	                         Date

/s/ Douglas Netter   			Chairman of the
---------------------   Board, President
Douglas Netter      				and Chief Executive Officer     June 16, 1998


/s/ John Copeland       Executive Vice President,
---------------------   Secretary, Director
John Copeland	     	  		                                June 16, 1998

/s/ Thomas Jorgenson    Chief Operating Officer
---------------------
Thomas L. Jorgenson             	                      	June 16, 1998

/s/ Chad Kalebic        Chief Financial Officer and
---------------------  	Controller (Principal Financial
Chad Kalebic            and Accounting Officer)         June 16, 1998

/s/ Kate Netter Forte   Director
--------------------- 		         	                      June 16, 1998
Kate Netter Forte

                                      II-5

/s/ Leonard Silverman   Director
---------------------         		                        June 16, 1998
Leonard Silverman

/s/ Paul Costa          Director
---------------------          	                        June 16, 1998
Paul Costa

/s/ Lennart Ringquist   Director
---------------------			                                June 16, 1998
Lennart Ringquist
























                                      II-6

                                 Exhibit Index

   Exhibit
   Number          Description
   ------          ------------------------------------------------------
   4.2            	Registration Rights Agreement, dated October 15, 1996,
                   between Netter Digital Entertainment, Inc. and
                   W.J. Gallagher & Company, Inc. for and on behalf of the
                   purchasers of the Company's Series A Preferred Stock as third party beneficiaries.
   4.3	            Registration Rights Agreement, dated December 30, 1996,
                   between Netter Digital Entertainment, Inc. and  certain
                   former shareholders of Videssence, Inc.
   4.4             Registration Rights Agreement, dated December 30, 1996,
                   between Netter Digital Entertainment, Inc. and  certain
                   former shareholders of Videssence, Inc.
   4.5	            Registration Rights Agreement, dated May 2, 1997, between
                   Netter Digital Entertainment, Inc. and Luce, Forward,
                   Hamilton & Scripps.
   5.1             Opinion of Ervin, Cohen & Jessup LLP.
  23.1	            Consent of Feldman Sherb Ehrlich & Co., P.C. (formerly
                   Feldman Radin & Co., P.C.)